Exhibit 8.1

[Letterhead of Orrick, Herrington & Sutcliffe LLP]

June 18, 2010

Capital One Funding, LLC

140 East Shore Drive, Room 1071-B

Glen Allen, Virginia 23059

Re:	Capital One Multi-asset Execution Trust
Capital One Master Trust
Capital One Funding, LLC (Depositor)
Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Capital One Funding, LLC, a Virginia limited liability company, in connection with the preparation of Amendment No. 1 to the Registration Statement on Form S-3 (the “Registration Statement”), which has been filed as of June 18, 2010 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of series (each, a “Series”) of notes (collectively, the “Notes”), each such Series of Notes representing obligations of the Capital One Multi-asset Execution Trust (the “Trust”). Each Series of Notes is comprised of a number of classes of Notes (each, a “Class”). Each Class of Notes is comprised of a number of tranches of Notes (each, a “Tranche”). Each Series of Notes will be issued pursuant to an Indenture (the “Master Indenture”), as supplemented by an Asset Pool Supplement relating to each pool of assets (each, an “Asset Pool Supplement”) and an Indenture Supplement relating to such Series (each, an “Indenture Supplement” and, in each such case, together with the Asset Pool Supplement and the Master Indenture, the “Indenture”), in each case between the Trust and The Bank of New York Mellon, as Indenture Trustee.

We hereby confirm that the statements set forth in the prospectus supplement (the “Prospectus Supplement”) and the prospectus (the “Prospectus”) relating to the Notes forming a part of the Registration Statement under the headings “Summary of Terms – Federal Income Tax Consequences” in the Prospectus Supplement and “Federal Income Tax Consequences” in the Prospectus, which statements have been prepared by us, to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects, and we hereby adopt and confirm the opinions set forth therein. As more fully described in the previously referenced discussions in the Prospectus Supplement and the Prospectus and the immediately succeeding paragraph, there can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

This opinion letter is based on the facts and circumstances set forth in the Prospectus, the Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series, Class or Tranche of Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us,

Capital One Funding, LLC

June 18, 2010

or changes in the law subsequent to the date hereof. As the Registration Statement contemplates Series, Classes and Tranches of Notes with numerous different characteristics, the particular characteristics of each Series, Class or Tranche of Notes must be considered in determining the applicability of this opinion to a particular Series, Class or Tranche of Notes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Orrick, Herrington & Sutcliffe LLP under the captions “Summary of Terms – Federal Income Tax Consequences” in the Prospectus Supplement and “Legal Matters” and “Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP